EXHIBIT 99.1
BRAEMAR HOTELS & RESORTS
First Quarter 2024 Conference Call
May 9, 2024
10 a.m. CT

Introductory Comments – Jordan Jennings
Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the first quarter 2024 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 8, 2024 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the first quarter ended March 31, 2024 with the first quarter ended March 31, 2023.
I will now turn the call over to Richard Stockton. Please go ahead Richard.
Introduction – Richard Stockton
Good morning, and welcome to our 2024 first quarter earnings conference call. I will begin today’s call by providing an overview of our business, an update on our portfolio, and our recently announced plans to create additional shareholder value. Then, Deric will provide a review of our financial results, and Chris will provide an update on our asset management activity. Afterwards, we will open the call for Q&A.
We have several key themes for today’s call:
1.First, we’re pleased to report that while our overall RevPAR performance for the quarter was essentially equivalent to last year, our luxury resort portfolio had positive RevPAR growth in the first quarter;

2.Second, our last two acquisitions – The Ritz-Carlton Reserve Dorado Beach and the Four Seasons Resort Scottsdale at Troon North - are each performing well and continue to exceed our original underwriting;
3.Third, as we continue to diligently work through our refinancing program, we have refinanced, extended or paid down almost all of our 2024 debt maturities; and
4.Fourth, we are excited to have announced a Shareholder Value Creation Plan, which comprises selling select assets in order to repurchase common and preferred shares to improve our capital structure and opportunistically arbitrage the gap between our share price and net asset value per share.
Let me first turn to our results. We are pleased with our portfolio’s first quarter performance, in light of challenging year-over-year comparisons at our Four Seasons Resort Scottsdale which benefited from demand related to the Super Bowl and the Phoenix Open occurring in the same week last year. We reported Comparable RevPAR of $368 which was essentially equivalent to the prior year quarter and Hotel EBITDA of $71 million. We are very encouraged by the overall performance of our luxury resort portfolio which posted positive year-over-year growth in both RevPAR and Hotel EBITDA.
Taking a closer look at our luxury portfolio, many of our hotels are well-located in attractive, high barrier to entry leisure markets. Ten of our 16 hotels are considered resort destinations and this luxury resort portfolio continues to deliver strong performance with combined Hotel EBITDA of $65 million during the first quarter.
Regarding our urban assets, RevPAR for the quarter was down slightly and Hotel EBITDA was significantly impacted by a $2.2 million property tax refund in the prior year quarter at the Sofitel Chicago which made for a challenging comparison. Looking ahead, we remain very encouraged by the continued momentum for this segment of our portfolio.
Next, our last acquisition, the Four Seasons Resort Scottsdale at Troon North, continues to exceed our expectations. A great addition to our portfolio, it was acquired in December 2022, and fits perfectly with our strategy of owning high RevPAR luxury hotels and resorts. It delivered a strong first quarter performance, with Hotel EBITDA up almost $800,000 despite RevPAR being down 1.4% due to difficult same quarter comps from last year. The property team did a fantastic job of securing group business with significant food & beverage revenue for the property during the quarter. We continue to be very excited about the prospects for this hotel.
Braemar’s other 2022 acquisition, The Ritz-Carlton Reserve Dorado Beach, also continues to perform very well. For the first quarter, RevPAR for this iconic luxury asset was $2,162 based on 65% occupancy and an ADR of $3,302. This RevPAR result reflected growth of 23.4% over the prior year quarter.
Over the trailing 12 months, The Ritz-Carlton Reserve Dorado Beach achieved a 10.7% yield on cost, while the Four Seasons Scottsdale achieved a 7.6% yield on cost. These luxury assets have both outpaced our underwriting and, looking ahead to the next several quarters, we remain very encouraged about the prospects for these well-positioned properties.

Looking at Braemar’s capital position, we continue to emphasize balance sheet flexibility. During the first quarter and subsequent to quarter end, we refinanced, extended or paid off almost all of our 2024 debt maturities. Deric will discuss these in more detail momentarily, but taking a quick look, we recently paid off the loan secured by the Cameo Beverly Hills, we extended the loan secured by the Pier House Resort & Spa, and we also extended the loan secured by the Ritz-Carlton St. Thomas. Additionally, after refinancing the Capital Hilton, the Hilton La Jolla Torrey Pines remains encumbered by the original mortgage loan, which now has been paid down to a remaining balance of $66.6 million. With the recently announced sale of the property, which we will discuss in greater detail, we will extinguish the last of our 2024 debt maturities.
During the quarter, we also closed on a property-level mortgage financing for the 96-room Ritz-Carlton Reserve Dorado Beach in Puerto Rico.
Earlier this week, we announced a Shareholder Value Creation Plan, which has four components. They are: i) the planned sale of the Hilton La Jolla Torrey Pines and possibly two other hotels between this year and next, ii) the repayment of our remaining 2024 debt maturities, iii) a $50 million preferred share redemption program, and iv) a $50 million common share buyback authorization.
Regarding the sale of the Hilton La Jolla Torrey Pines, the Company has entered into a definitive agreement to sell the hotel for $165 million. We have received a $6 million hard deposit, which is non-refundable other than being subject to a ground lessor consent that is to be provided by the City of San Diego within the next several weeks. Inclusive of planned capital expenditures, the sales price equates to a trailing twelve month NOI capitalization rate of 7.2%. We expect the sale to be completed by the end of August at the latest.
We believe these announcements reflect our commitment to maximize value for our shareholders and look forward to providing more updates in the coming weeks and months as we work through our plan.
In summary, Braemar has a unique, well-positioned portfolio and a solid liquidity position. As we look ahead to the remainder of 2024, we believe Braemar is on firm footing to perform well in both the near and long term.
I will now turn the call over to Deric to take you through our financials in more detail.
Financial Review – Deric Eubanks
Thanks, Richard.
For the quarter, we reported net income attributable to common stockholders of $3.5 million or $0.05 per diluted share and AFFO per diluted share of $0.42.
Adjusted EBITDAre for the quarter was $66.2 million.
At quarter end, we had total assets of $2.3 billion. We had $1.2 billion of loans, of which $44 million related to our joint venture partner’s share of the loans on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined loans had a blended average interest rate of 7.8% taking into account in-the-money interest rate caps. Based on the current level of SOFR and our corresponding interest rate caps, approximately 77% of our debt is effectively fixed and approximately 23% is effectively floating. As of the end of the first quarter, we had approximately 39.6% net debt to gross assets.
We ended the quarter with cash and cash equivalents of $137.1 million and restricted cash of $82.4 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $23.8 million in due from third-party hotel managers. This primarily represents cash held by one of our brand managers, which is also available to fund hotel operating costs.
With regard to dividends, we again announced a quarterly common stock dividend of $0.05 per share or $0.20 per diluted share on an annualized basis. This equates to an annual yield of approximately 7.7% based on yesterday’s stock price. Our Board of Directors will review the Company’s dividend policy on a quarter-to-quarter basis, with a view to increasing it as financial performance continues to improve.
During the quarter, we extended the loan secured by the Pier House Resort & Spa in Key West, Florida. The loan now has an initial maturity date of September 2025 with one one-year extension option, subject to the satisfaction of certain conditions, continues to have a balance of $80.0 million, and bears interest at a floating interest rate of SOFR + 3.60%.
Additionally, during the quarter, we extended the loan secured by the Ritz-Carlton St. Thomas in St. Thomas, USVI. The loan now has an initial maturity date of August 2025 with one one-year extension option, subject to the satisfaction of certain conditions, continues to have a balance of $42.5 million, and bears interest at a floating interest rate of SOFR + 4.35%.
In mid-March, we closed on a property-level mortgage financing for the 96-room Ritz-Carlton Reserve Dorado Beach in Dorado, Puerto Rico. The $62 million non-recourse loan has a two-year term. The loan is interest only and provides for a floating interest rate of SOFR + 4.75%.
Finally, subsequent to quarter end, we paid off the $30 million loan secured by the Cameo Beverly Hills in Beverly Hills, California. That property is now unencumbered.
As of March 31, 2024, our portfolio consisted of 16 hotels with 3,963 net rooms.
Our share count currently stands at 73.8 million fully diluted shares outstanding, which is comprised of 66.5 million shares of common stock and 7.3 million OP units.
This concludes our financial review. I’d now like to turn it over to Chris to discuss our asset management activities for the quarter.
Asset Management – Chris Nixon
Thank you, Deric.
For the quarter, Comparable Hotel RevPAR for our portfolio was nearly flat with the prior year quarter at $368. Comparable Hotel Total Revenue increased by 2% over the prior year quarter. First quarter Comparable Hotel Total Revenue was 28% higher than the same quarter in 2019, which represents a 5% compounded annual growth rate over the last five years. This growth has primarily been driven by Rooms and Food and Beverage revenue, which have grown by 35% and 22%, respectively, compared to the same time period in 2019. While the topline has increased, we are also controlling expense growth, which has led to margin improvements in several areas on our hotel P&Ls relative to 2019. This focus on cost controls resulted in Hotel EBITDA margin expansion of 95 basis points in the first quarter compared to 2019. I would like to spend some time highlighting how our team has actively increased our group position across our portfolio, generated margin expansion, and capitalized on ancillary revenue initiatives.
Group pace continues to accelerate across the portfolio. Group rooms revenue for the full year is pacing ahead of last year by 3% with the second quarter through the balance of year pacing ahead by 7%. We are seeing the group booking window continue to expand as meetings are being secured further out. This helps us effectively layer in groups and optimize our business mix. Our 2025 Group rooms revenue pace is currently ahead by 10%. While year-over-year group lead volume has started to normalize, conversion rates remain strong and the average group booking size continues to increase. This has resulted in increased sales efficiency across many of our hotels. We are seeing strength from the incentive market, which represents corporations rewarding their highest performing employees and partners. One hotel in particular that has benefited from this segment is The Ritz-Carlton St. Thomas, which is pacing ahead in 2024 group rooms revenue by 50% compared to the prior year.
We have been pleased with the strong performance of our Caribbean hotels. These assets expanded their Hotel EBITDA margin by 215 basis points relative to the prior year quarter. The Ritz-Carlton Reserve Dorado Beach, saw a 199 basis point expansion in Hotel EBITDA margin over the prior year quarter. Our asset management team has been focused on implementing several initiatives to drive higher revenue from the hotel’s residential rental program. These have included restructuring the program’s rental options, hosting receptions for owners in the community, and implementing an incentive for the sales team. These efforts and more, resulted in a 44% increase in rental program revenue, which produces a high margin for the hotel. The Ritz-Carlton St. Thomas also drove a 258 basis point Hotel EBITDA margin expansion over the prior year quarter. This was the result of our team identifying an opportunity to shift our segmentation to a more optimal business mix, focused on group, in anticipation of the new supply coming into the market. During the quarter, the hotel was up 40% in group room nights over the prior year quarter. Typically, this business generates additional profit due to the incidental business that accompanies it, including banquet and catering.
During the quarter, ancillary revenue increased by more than 5% across our entire portfolio. This performance was largely driven by our urban assets, which generated a 37% increase on a per occupied room basis. These revenue streams consist of parking, leases, spas, retail outlets, membership dues, and various guest amenities. One of the strategic initiatives our team conducted was a services and amenity audit, which compared the subject hotel to the rest of our portfolio, as well as its competitive set. This resulted in the rollout of several new guest experiences and revenue streams for the portfolio.
Moving on to capital expenditures, during the first quarter we completed several major renovations. These included a guestroom and suite renovation at the Capital Hilton, adding nine new rooms. Additionally, we completed the guestroom renovation at the Bardessono Hotel & Spa in Napa Valley, and at The Ritz-Carlton Lake Tahoe, we transformed an underutilized arcade and the kids club into a prominent event space with a TopGolf Swing Suite. Lastly, we completed a comprehensive spa renovation at The Ritz-Carlton Sarasota, enhancing treatment rooms, wet areas, healing water pools, and a relaxation terrace overlooking the bay. We also recently initiated the renovation of a previously abandoned outdoor bar at The Ritz-Carlton Sarasota. Looking ahead to the second quarter, we plan to start several major renovations at The Ritz-Carlton Lake Tahoe, which include relocating and expanding the living room bar, renovating the meeting space, restaurant, and fitness center, as well as adding outdoor cabanas overlooking the pool. Additionally, we will begin construction of a retail outlet at the Four Seasons Resort Scottsdale to offer guests access to curated food and beverage options. For 2024, we anticipate spending between $85 million and $105 million on capital expenditures.
This quarter, our team implemented aggressive actions to drive operational improvements. We are starting to see the fruit of that labor in our March performance, which produced a 57% Hotel EBITDA Flow-Through. In addition, we are seeing positive signs in the group segment for the remainder of the year.
With these initiatives underway and the market outlook showing positive signs, we are optimistic about our portfolio's ability to perform.
Richard Stockton
Thank you, Chris.
In summary, I’d like to reiterate that we continue to be pleased with the performance of our hotels. We also remain very well positioned with a solid balance sheet and promising outlook. We look forward to updating you on our progress in the quarters ahead.
This concludes our prepared remarks, and we will now open the call for Q&A. Please note that due to the ongoing litigation resulting from an activist campaign, we will not be able to respond to questions on that specific matter. Please limit your questions to those concerning the Company’s assets, operations, management’s industry outlook and capital allocation priorities, as well as our recently announced Shareholder Value Creation Plan. Thank you.
<Q&A>
Richard Stockton
Thank you for joining us on our first quarter earnings call and we look forward to speaking with you again next quarter.